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Cerberus
Partners, L.P.
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                      950 Third Avenue . 20th Floor . New York, New York 10022
                                          (212)  421-2600 . Fax (212) 421-2947





                               October 31, 1996



LogiMetrics, Inc.
121-03 Dupont Street
Plainview, New York  11801

Attention:  Norman M. Phipps,
Acting President

Dear Sirs:

     Reference is hereby made to the 12% Convertible Senior Subordinated Debentures due December 31, 1998 (the "Debentures") issued by LogiMetrics, Inc. (the "Company") to Cerberus Partners, L.P. ("Cerberus"). As we have previously discussed, in exchange for the issuance to Cerberus of the Company's 12% Senior Subordinated Note due December 31, 1998, substantially in the form of Annex A attached hereto (the "Note"), Cerberus hereby agrees that
(x) until December 15, 1996, it hereby waives its right to declare an event of default or to exercise any other remedy under the Debentures as a result of the Company's failure to pay the September 15, 1996 interest payment due on the Debentures (together with any penalty interest, or interest on interest due thereon, if any), and (y) until July 1, 1997, Cerberus waives compliance by the Company with the financial covenants set forth in Section 7(b) of the Debentures. From and after the respective dates set forth above, the waivers granted herein shall be null and void and of no further force and effect and Cerberus shall be entitled to require the strict performance by the Company of its obligations under the Debentures. Except as expressly provided herein, Cerberus has not, and shall not be deemed to have, waived any of the terms and conditions of the Debentures, or its rights thereunder, all of which shall be unaffected hereby and shall continue in full force and effect.

     Pursuant to the terms of this waiver, any amounts received by Cerberus on account of the Debentures shall be applied first to the payment of overdue installments of interest due thereon (including penalty interest and interest on interest, if any, due thereon) so that the earliest installments shall be paid in full (together with any penalty interest and interest, if any, due thereon) before any such amounts shall be applied to any subsequent installment; second to the payment of the then-current interest installment; and third to the principal amount of the Debentures.

     Cerberus hereby acknowledges payment in full of the June 15, 1996 interest payment due on the Debentures.

     The Company shall pay on demand the fees and expenses of counsel to Cerberus in connection with the matters contemplated hereby.


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     If the foregoing accurately reflects our mutual understanding, please so indicate by signing a counterpart of this letter in the space provided below and return it to the undersigned, at which time this letter will constitute a binding agreement between the parties hereto. This letter shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to the choice of law principles thereof.


                              CERBERUS PARTNERS, L.P.



                              By:  /s/ Seth Plattus
                                   ---------------------

                                   Authorized Signatory
                                   SETH PLATTUS
                                   Managing Director
                                   Cerebus Partners, L.P.



ACCEPTED AND AGREED:

LOGIMETRICS, INC.



By: /s/ Norman M. Phipps
    --------------------
      Norman M. Phipps,
      Acting President

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